UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2011

CROWN OIL AND GAS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52750
(Commission File Number)

98-0495144
(IRS Employer Identification No.)

190 – 119 N. Commercial Street, Bellingham, Washington  98225
(Address of principal executive offices and Zip Code)

(360) 392 - 3963
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2011, we replaced Stanislov Bogomolov as the Chief Executive Officer of our company and as the Chief Executive Officer of our subsidiaries.  We have appointed Kairat Sydykov as our Chief Executive Officer of our company in place of Stanislov Bogomolov.  The replacement of Stanislov Bogomolov was approved by the majority of the board of directors.

Mr. Sydykov has been an independent consultant from September 2007 to present.  He was the Director of Seismic Technology with TNK-BP, a BP subsidiary in Moscow, Russia from September 2003 to September 2007.  From April 2002 to August 2008 he was the Manager of the Seismic Department with TNK of Moscow, Russia.  From

October 2001 to April 2002 he was the President of BARS Resources of Almaty, Kazakhstan, a company that provides consultancy to oil and energy companies.  He was the Project Manager for Grata Petroleum, Almaty, Kazakhstan from October 2000 to October 2001.  From April 1994 to January 1, 2000 he was the President of Geotex, Almaty, Kazakhstan – International Energy Services Inc., Houston, Texas.  .

Mr. Sydykov has published numerous scientific papers in leading international magazines including Oil and Gas Journal.  He is a member of the European Association of Geoscientists and Engineers (EAGE), Geophysical Society of Kazakhstan, Society of Exploration Geophysicists (SEG), USA and Eurasian Geophysical Society (EAGO), Russia.  Mr. Sydykov also served as a director of the European Association of Geoscientists and Engineers (EAGE) from 2005 to 2007.

Mr. Sydykov graduated with a Master of Science – Geophysics in 1976 from the Kazakh Polytechnic University in Almaty, Kazakhstan.  He received his PhD in Geophysics in 1986 from the Gubkin Oil and Gas University in Moscow, Russia.

Family Relationships

There are no family relationships between Mr. Sydykov and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Sydykov since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Mr. Sydykov, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN OIL AND GAS INC.

/s/ Alex Polevoy
Alex Polevoy
Director

Date:  July 7, 2011